IT'S NOT TOO LATE TO STOP THIS DEAL!

VOTE BY INTERNET OR PHONE BY MIDNIGHT ON SUNDAY, JUNE 3

The Zyskind/Karfunkel family is doing everything they can to push through their low-priced going-private transaction.  It's time that we – the public owners of AmTrust – do something to stop it by voting AGAINST this transaction today for the reasons enumerated in the accompanying proxy statement of the Icahn Participants.

VOTE AGAINST THE ZYSKIND/KARFUNKEL FAMILY SQUEEZE-OUT!

WE DESERVE MORE!

There is not enough time to mail your vote in.

Please use one of the following methods to vote before time runs out:

Internet:

Have the control number listed on the enclosed voting instruction form ready and follow the online instructions at www.cesvote.com.

Telephone:

Have the control number listed on the enclosed voting instruction form ready and call (888) 693-8683 toll-free.

If you need assistance voting your shares, please contact our proxy solicitor, Harkins Kovler, LLC toll-free at (800) 339-9883 or by email at afsi@harkinskovler.com.